                                                                    EXHIBIT 10.2

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                COHO ENERGY, INC.

                                       AND

                                 HM 4 COHO, L.P.




                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)




                                 AUGUST 21, 1998



--------------------------------------------------------------------------------



                                                         TABLE OF CONTENTS


                                                             ARTICLE I

                                                            DEFINITIONS

Section 1.1       Definitions.....................................................................................1
Section 1.2       References and Titles...........................................................................7

                                                             ARTICLE II

                                                      PURCHASE OF COMMON STOCK

Section 2.1       Purchase of Shares..............................................................................7

                                                            ARTICLE III

                                                   REPRESENTATIONS AND WARRANTIES

Section 3.1       Representations and Warranties of the Company...................................................8
Section 3.2       Representations and Warranties of Purchaser....................................................30

                                                             ARTICLE IV

                                                             COVENANTS

Section 4.1       Furnishing of Information......................................................................32
Section 4.2       Shareholder Approval; Proxy Statement..........................................................32
Section 4.3       Nasdaq Listing.................................................................................32
Section 4.4       Affirmative Covenants of the Company...........................................................32
Section 4.5       Negative Covenants of the Company..............................................................33
Section 4.6       Approvals......................................................................................35
Section 4.7       Shareholder Agreement, Financial Advisory Agreement and Monitoring Agreement...................35
Section 4.8       HSR Act Notification...........................................................................35
Section 4.9       Indemnification of Directors; Insurance........................................................36
Section 4.10      Notification of Certain Matters................................................................37
Section 4.11      Board of Directors.............................................................................37


                                                             ARTICLE V

                                                  CONDITIONS PRECEDENT TO CLOSING


Section 5.1       Conditions Precedent to Each Party's Obligation................................................37
Section 5.2       Conditions Precedent to Obligation of Purchaser at the First Closing...........................38
Section 5.3       Conditions Precedent to Obligations of Company at the First Closing............................39
Section 5.4       Conditions Precedent to Obligation of Purchaser at the Second Closing..........................39
Section 5.5       Conditions Precedent to Obligations of Company at the Second Closing...........................40

                                                             ARTICLE VI

                                                              CLOSINGS

Section 6.1       Closings.......................................................................................41
Section 6.2       Actions to Occur at the First Closing..........................................................41
Section 6.3       Actions to Occur at the Second Closing.........................................................42

                                                            ARTICLE VII

                                                            TERMINATION

Section 7.1       Termination....................................................................................43
Section 7.2       Effect of Termination..........................................................................44

                                                            ARTICLE VIII

                                                          INDEMNIFICATION

8.1      Indemnification of Purchaser............................................................................44
8.2      Indemnification of Company..............................................................................44
8.3      Defense of Third-Party Claims...........................................................................44
8.4      Direct Claims...........................................................................................45
8.5      Tax Related Adjustments.................................................................................46

                                                             ARTICLE IX

                                                           MISCELLANEOUS

Section 9.1       Survival of Provisions.........................................................................46
Section 9.2       No Waiver; Modification in Writing.............................................................46
Section 9.3       Specific Performance...........................................................................47
Section 9.4       Severability...................................................................................47
Section 9.5       Fees and Expenses..............................................................................47
Section 9.6       Parties in Interest............................................................................48
Section 9.7       Notices........................................................................................48
Section 9.8       Counterparts...................................................................................49
Section 9.9       Entire Agreement...............................................................................49
Section 9.10      Governing Law..................................................................................50


Section 9.11      Public Announcements...........................................................................50
Section 9.12      Assignment.....................................................................................50
Section 9.13      Director and Officer Liability.................................................................50

                                    EXHIBITS

         Exhibit A                  Form of Amended and Restated Shareholder Agreement
         Exhibit B                  Form of Legal Opinion of Fulbright & Jaworski L.L.P.
         Exhibit C                  Financial Advisory Agreement
         Exhibit D                  Form of Monitoring and Oversight Agreement
         Exhibit E                  Form of Indemnification Agreement

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of August 21, 1998, by and between Coho Energy, Inc., a Texas corporation (the "Company"), and HM 4 Coho, L.P., a Texas limited partnership (together with its permitted assigns, "Purchaser").

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Additional D&O Policies" has the meaning set forth in Section 4.9(b).

         "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

         "Agreement" means this Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Alternative Transaction" has the meaning set forth in Section 4.4(e).

         "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.

         "Articles of Amendment" means articles of amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 to be submitted to the shareholders of the Company for their approval at the Shareholders' Meeting.

         "Articles of Incorporation" means the Articles of Incorporation of the Company as amended to the date of this Agreement and as filed with the Secretary of State of the State of Texas.

         "Authorized Preferred Stock" has the meaning set forth in Section 3.1(c)(i).

         "Benefit Program or Agreement" has the meaning set forth in Section 3.1(q)(i).

         "Board" means the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its obligations thereunder.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York or Dallas, Texas generally are authorized or required by law or other government actions to close.

         "Bylaws" means the bylaws of the Company as amended to the date of this Agreement.

         "Closings" has the meaning provided therefor in Section 6.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

         "Common Stock" means the Company's common stock, par value $.01 per share.

         "Commonly Controlled Entity" has the meaning set forth in Section
3.1(q).

         "Company" has the meaning set forth in the introductory paragraph hereof.

         "Company Disclosure Schedule" has the meaning set forth in Section 3.1.

         "Company Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that arise out of (i) any breach or default by Purchaser of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith or (ii) any breach by Purchaser of any of the covenants or agreements under this Agreement or any other Transaction Documents.

         "Company Indemnified Parties" means each of the Company and its Subsidiaries and each officer, director, employee, stockholder and Affiliate of the Company.

         "Company Options" has the meaning set forth in Section 3.1(c).

         "Company SEC Documents" has the meaning set forth in Section 3.1(e).

         "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

         "Credit Facility" has the meaning set forth in Section 3.1(i).

         "Cure Period" has the meaning set forth in Section 7.1(b)(i).

         "Debt", without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company or its Subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or its Subsidiaries, (e) any payment obligation of the Company or its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company or its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, (h) all other short-term and long-term liabilities of the Company or its Subsidiaries of any nature, other than accounts payable and accrued liabilities incurred in the ordinary course of business, and (i) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents regardless if any of such are actually paid.

         "Environmental Laws" has the meaning set forth in Section 3.1(u)(A).

         "ERISA" has the meaning set forth in Section 3.1(q)(i).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Financial Advisory Agreement" means that certain Financial Advisory Agreement between the Company and HMCo dated August 21, 1998 attached as Exhibit C hereto.

         "First Closing" has the meaning set forth in Section 6.1.

         "First Closing Date" has the meaning set forth in Section 6.1.

         "GAAP" has the meaning set forth in Section 3.1(e).

         "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local or (iii) domestic or foreign.

         "Hazardous Materials" has the meaning set forth in Section 3.1(u)(B).

         "HMCo" has the meaning set forth in Section 6.2.

         "HSR Act" has the meaning set forth in Section 3.1(d)(iii).

         "Indemnification Agreement" has the meaning set forth in Section
4.9(a).

         "Indemnified Parties" means the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be.

         "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

         "Initial Shares" means the Shares to be purchased and sold at the First Closing.

         "Intangible Property" has the meaning set forth in Section 3.1(t).

         "IRS" has the meaning set forth in Section 3.1(p)(ii).

         "knowledge" has the meaning set forth in Section 3.1(j).

         "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including environmental laws).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

         "Litigation" has the meaning set forth in Section 3.1(k).

         "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

         "Material Contracts" has the meaning given it in Section 3.1(l)(i).

         "Monitoring Agreement" means that certain Monitoring and Oversight Agreement to be entered into between the Company and HMCo. in the form of Exhibit D hereto.

         "Nasdaq" means the Nasdaq Stock Market.

         "Oil and Gas Properties" has the meaning set forth in Section 3.1(bb).

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "PBGC" has the meaning set forth in Section 3.1(q)(ii).

         "Plan" has the meaning set forth in Section 3.1(q)(i).

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Proxy Statement" has the meaning set forth in Section 3.1(d)(iii).

         "Purchase Price" has the meaning set forth in Section 2.1(b).

         "Purchaser" has the meaning set forth in the introductory paragraph hereto.

         "Purchaser Designees" has the meaning set forth in Section 4.11.

         "Purchaser Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of (i) any breach or default by the Company of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith, (ii) any breach by the Company of any of the covenants or agreements (other than breaches of covenants to be performed by the Company after the Closing) of the Company under this Agreement or any other Transaction Document executed in connection herewith or (iii) are incurred in connection with any litigation or proceedings brought by any shareholder of the Company (whether such action is brought in such shareholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement.

         "Purchaser Indemnified Parties" means Purchaser and each officer, director, employee, stockholder and Affiliate of Purchaser.

         "Purchaser's Expenses" means all reasonable out-of-pocket fees, costs and expenses incurred by Purchaser in connection with its due diligence efforts or the transactions contemplated by this Agreement, including (i) fees, costs and expenses of its accountants and counsel and (ii) fees paid to any Governmental Entity, but expressly excluding any fees paid to Credit Suisse First Boston Corporation, Purchaser's financial advisor.

         "Release" has the meaning set forth in Section 3.1(u)(C).

         "Remaining Shares" means the Shares purchased and sold at the Second Closing.

         "Remedial Action" has the meaning set forth in Section 3.1(u)(D).

         "Reserve Report" means the most recent reserve information prepared by the Company's engineers estimating the proved reserves attributable to the Oil and Gas Properties as of December 31, 1997 and described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         "Rights Agreement" has the meaning set forth in Section 3.1(x).

         "Rule 144" means Rule 144 under the Securities Act of 1933, as amended, and any successor rule thereto.

         "SEC" means the Securities and Exchange Commission.

         "Second Closing" has the meaning set forth in Section 6.1.

         "Second Closing Date" has the meaning set forth in Section 6.1.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Shareholder Agreement" means the Amended and Restated Shareholder Agreement to be entered into among the Company, Purchaser and the other party thereto, substantially in the form attached hereto as Exhibit A.

         "Shareholders' Meeting" has the meaning set forth in Section 4.2.

         "Share Issuance" has the meaning set forth in Section 3.1(c)(ii).

         "Shares" means the shares of Common Stock purchased by Purchaser at either of the Closings to this Agreement.

         "Stock Plans" means the Company's 1993 Stock Option Plan, as amended, and the 1993 Non-Employee Director Stock Option Plan, as amended.

         "Subsidiary" means, (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and another Subsidiary, or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         "Tax" or "Taxes" has the meaning set forth in Section 3.1(p).

         "Tax Return" has the meaning set forth in Section 3.1(p).

         "Transaction Documents" means this Agreement, the Shareholders Agreement and any other documents executed in connection herewith or therewith.

         "Transfer" has the meaning set forth in Section 3.2(e).

         Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.


                                   ARTICLE II

                            PURCHASE OF COMMON STOCK

         Section 2.1       Purchase of Shares.

                (a) Subject to the terms and conditions herein set forth, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, at the times indicated below, a number of shares of Common Stock equal to the sum of the following:

                      (i) at the First Closing, up to 5,095,098 Shares; and

                      (ii) at the Second Closing, a number of Shares equal to
                41,666,666 Shares minus the number of Shares, if any, purchased at the First Closing.

                (b) The purchase price payable for the Shares to be purchased hereunder shall be $6.00 per Share (or $249,999,996 in the aggregate) (collectively, the "Purchase Price").

                (c) Delivery of the Shares shall be made at each Closing by delivery to Purchaser, against payment of the Purchase Price therefor as provided herein, of a share certificate representing the total number of Shares to be purchased at such Closing by Purchaser hereunder.

                (d) Payment of the Purchase Price for the Shares to be purchased hereunder shall be made by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the applicable Closing Date).


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Purchaser as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Purchaser on or prior to the date of this Agreement (the "Company Disclosure Schedule") and made a part hereof by reference):

                  (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered (or, in the case of the Company's Subsidiaries, made available) to Purchaser prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, as in effect on the date of this Agreement, and the certificate of incorporation and bylaws (or comparable organizational documents) of its Subsidiaries, in each case as amended to date.

                  (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock (or other voting or equity securities or interests, as applicable) owned by the Company or another Subsidiary of the Company. Except as set forth in Schedule 3.1(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. Except for the capital stock of its Subsidiaries and the partnership interests listed in Schedule 3.1(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock (or other voting or equity securities or interests, as applicable) of any corporation, limited liability company, partnership, joint venture or other entity.

                (c) Capital Structure.

                    (i) The authorized capital stock of Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Authorized Preferred Stock"). (A) 25,603,512 shares of Common Stock are issued and outstanding, (B) no shares of Authorized Preferred Stock are issued and outstanding, (C) no shares of Common Stock are held by the Company in its treasury and (D) no shares of Common Stock are held by any of the Company's Subsidiaries.

                    (ii) As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of Common Stock or Authorized Preferred Stock may vote, including without limitation the approval of the Articles of Amendment and issuance of the Remaining Shares to the Purchaser (the "Share Issuance").

                    (iii) Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding warrants, stock options, stock appreciation rights or other rights to receive any capital stock of the Company granted under the Stock Plans or otherwise. Schedule 3.1(c)(iii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number, class and series of shares subject to all warrants, options, stock appreciation rights or other rights to receive any of the capital stock of the Company (collectively, "Company Options"), and the exercise or base prices thereof. Except for the Company Options and, except as set forth above or in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

                    (iv) All outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company and its Subsidiaries are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

                    (v) Except as contemplated hereby or in the other Transaction Documents or as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the time of either Closing any shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other shareholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the shareholders of the Company with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

                  (d)   Authority; No Violations; Approvals.

                    (i) The Board has approved this Agreement and each of the transactions contemplated hereby, and declared this Agreement to be in the best interests of the shareholders of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate each of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the approval of the Articles of Amendment and the Share Issuance by the requisite votes of the shareholders of the Company as provided in Section 4.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (ii) Except as set forth in Schedule 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Articles of Incorporation or Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, other agreement or Approval applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the Approvals referred to in
         Section 3.1(d)(iii) are duly and timely obtained or made, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (D), any such conflicts, violations, defaults, rights, Liens, detriments, Laws or Orders that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                    (iii) No Approval from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for:
         (A) if applicable, the filing of a notification report by Company under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of the shareholders of the Company to be held in connection with the approval of the Articles of Amendment and the Share Issuance (the "Proxy Statement") and (y) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (C) such Approvals as may be required by any applicable state securities or "blue sky" laws; (D) such Approvals as may be required by any foreign securities, corporate or other Laws; and (E) any such Approval the failure of which to be made or obtained has not had and could not reasonably be expected (1) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (e) SEC Documents. The Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1995 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC between December 31, 1995 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is or was at any time prior to the date hereof but after December 31, 1996 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

                  (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date mailed to shareholders of the Company or at the time of the Shareholders' Meeting or as of either Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders Meeting any event with respect to the Company or any of its Subsidiaries, or with respect to other information in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  (g) Absence of Certain Changes or Events. Except as disclosed in Schedule 3.1(g) to the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 1997, each of the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not occurred: (i) any event that would have been prohibited by Section 4.5 if the terms of such Section had been in effect as of and after December 31, 1997; (ii) any material casualties affecting the Company or any of its Subsidiaries or any material loss, damage or destruction to any of their respective properties or assets, including the Oil and Gas Properties; or (iii) any event, circumstance or fact that has had or could reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (h) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 1998 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998; (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998; and (iii) liabilities arising under the Transaction Documents.

                  (i) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) Articles of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except in the case of clause (ii) and (iii), for violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. The Company (i) is not in breach of or default under any financial covenant under the Company's Fourth Amended and Restated Credit Agreement among the Company, its Subsidiaries, Banque Paribas, Houston Agency, and the other parties thereto dated December 18, 1997 (the "Credit Facility") and (ii) does not have any reason to believe that it will be in breach of or default under any financial covenant under the Credit Facility as of the next date on which the Company is required to be in compliance with any such financial covenant (other than any breaches or defaults which the Company reasonably believes will be waived by the lenders under the Credit Facility).

                  (j) Compliance with Applicable Laws. The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, have not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for possible noncompliance, which individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries, the transactions contemplated by this Agreement and the other Transaction Documents, is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. For purposes of this Agreement "knowledge" means the actual knowledge of the officers, directors or senior managers of Purchaser or the Company, as the case may be, after reasonable inquiry.

                  (k) Litigation. Except as disclosed in the Company SEC Documents or Schedule 3.1(k) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim, at law or in equity, pending before any Governmental Entity, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries ("Litigation"), and the Company is not a party to any Litigation, and the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Litigation, that (in any case) has had or could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. Schedule 3.1(k) of the Company Disclosure Schedule contains an accurate and complete list of all Litigation and all Orders to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound.

                  (l)      Certain Agreements; Contract Interests.

                           (i) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and Schedule 3.1(l)(i) of the Company Disclosure Schedule, there are no
         (A) employment or consulting Contracts (unless such employment or consulting Contracts are terminable without liability or penalty on 30 days or less notice), (B) Contracts under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating (for Debt or otherwise), in excess of $1,000,000 per year, (C) other Contracts that are material to the Company and its Subsidiaries, taken as a whole, or their respective business, and (D) Contracts with Affiliates, in any such case, to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective assets is bound (such Contracts disclosed or required to be disclosed, the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of each party thereto other than the Company or its respective Subsidiary and is in full force and effect without amendment.

                           (ii) The Company or the relevant Subsidiary and, to the knowledge of the Company, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.

                           (iii) Schedule 3.1(l)(iii) of the Company Disclosure
         Schedule identifies, as to each Material Contract listed thereon, (A) whether the consent of the other party thereto is required, (B) whether notice must be provided to any party thereto (and the length of such notice) and (C) whether any payments are required (and the amount of such payments), in each case in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby and by the other Transaction Documents, and (D) whether such Material Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby and by the other Transaction Documents.

                           (iv) A complete copy of each written Material Contract and a written description of each oral Material Contract has been made available to Purchaser prior to the date of this Agreement.

                           (v) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or in Schedule 3.1(l)(v) of the Company Disclosure Schedule, none of the Company or of its Subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee (whether an employee, consultant or an independent contractor) of the Company or its Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Company or its Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than 45 days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                           (vi) The Company has made available to Purchaser (A) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Debt of the Company or any of its Subsidiaries is outstanding or may be incurred and (B) accurate information regarding the respective principal amounts currently outstanding thereunder.

                  (m) Title to Properties. Except as disclosed in the Company SEC Documents or on Schedule 3.1(m), to the Company Disclosure Schedule, the Company and its Subsidiaries have or will have good and defensible title to all the producing oil and gas properties described in the Company SEC Documents as being owned by them or to be owned by them at the time of each Closing, title investigations have been conducted with respect to such properties in accordance with customary practices in the oil and gas industry, free and clear of any Liens except for (i) Liens for taxes not yet due, and (ii) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (n) Intentionally omitted.

                  (o) Status of Shares. Subject to receipt of the approval of the Share Issuance and the Articles of Amendment by the Company's shareholders as contemplated by Section 4.2, the issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company and such Shares, when delivered to Purchaser at the Closing against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and the issuance and sale of the Shares is not and will not be subject to preemptive rights of any other shareholder of the Company.

                  (p) Taxes. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or Schedule 3.1(p) of the Company Disclosure Schedule:

                    (i) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns, required to be filed or sent by or with respect to it, and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns (including all required estimated Tax payments sufficient to avoid material under payment penalties), and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable Laws relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                    (ii) Schedule 3.1(p)(ii) of the Company Disclosure Schedule sets forth (A) the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which the Company or any of its Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. Except as disclosed in or adequately provided for in the Company SEC Documents or disclosed in Schedule 3.1(p)(ii) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) pursuant to such examination against the Company or any of its Subsidiaries by any taxing authority with respect to any period.

                    (iii) Neither the Company nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which the Company or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to
         Section 7121 of the Code or any similar provision of state, local, foreign or other income tax Law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

                    (iv) Except as set forth in the Company SEC Documents or
         Schedule 3.1(p)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under
         Section 162(m) of the Code.

                    (v) Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing or allocation agreement or similar agreement or arrangement.

                    (vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

                    (vii) No consent to the application of Section 341(f)(2) of the Code has been made or filed by or with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

                    (viii) Except as set forth on Schedule 3.1(p)(viii) of the Company Disclosure Schedule, there are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

                  For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including (i) any consolidated federal income tax return in which Company or any of its Subsidiaries is included and (ii) any state, local or foreign income tax returns filed on a consolidated, combined or unitary basis (for purposes of determining Tax liability) in which the Company or any of its Subsidiaries is included.

                  (q)      Employee Benefit Matters.

                           (i) Schedule 3.1(q) of the Company Disclosure Schedule provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of the employees of the Company, former employees of the Company, directors of the Company, former directors of the Company, or any agents, consultants, or similar representatives providing services to or for the Company, or has been so sponsored, maintained or contributed to within six years prior to the First Closing Date for the benefit of such individuals:

                                (A) each "employee benefit plan," as such term
                  is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan");

                                (B) each personnel policy, stock option plan,
                  stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(9)(i) ("Benefit Program or Agreement").

                           (ii) True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Purchaser. The Purchaser has also been furnished a recent actuarial report or valuation for each Plan subject to Title IV of ERISA. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and any outstanding determination letter application for such plans has been furnished.

                           (iii) Except as otherwise set forth on Schedule 3.1(q) of the Company Disclosure Schedule,

                                (A) The Company has substantially performed all
                  obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of the Company there have been no defaults or violations by any other party to the Plans, Benefit Programs or Agreements;

                                (B) All reports and disclosures relating to the
                  Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                                (C) Each of the Plans intended to be qualified
                  under section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of the Company, operated in a way which would adversely affect such qualified status;

                                (D) Each Plan, Benefit Program, and Agreement
                  has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

                                (E) There are no actions, suits or claims
                  pending (other than routine claims for benefits) or, to the knowledge of the Company threatened against, or with respect to, any of the Plans, Benefit Programs or Agreements or their assets;

                                (F) All contributions required to be made to the
                  Plans by the Company on behalf of the Company or its employees pursuant to their terms and provisions have been made timely;

                                (G) No Plan is subject to Title IV of ERISA;

                                (H) As to any Plan intended to be qualified
                  under section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of section 411(d)(3) of the Code;

                                (I) No act, omission or transaction has occurred
                  which would result in imposition on the Company of (1) breach of fiduciary duty liability damages under section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections
                  (c), (i) or (l) of section 502 of ERISA or (3) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                                (J) To the knowledge of Company, there is no
                  matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the PBGC;

                                (K) Each trust funding a Plan, which trust is
                  intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would materially adversely affect such exempt status;

                                (L) With respect to any employee benefit plan,
                  within the meaning of section 3(3) of ERISA, which is not listed in Schedule 3.1(q) of the Company Disclosure Statement but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the First Closing Date, by any corporation, trade, business or entity under common control with the Company, within the meaning of section 414(b), (c) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity"), (1) no withdrawal liability, within the meaning of section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and (4) all contributions (including installments) to such plan required by section 302 of ERISA and section 412 of the Code have been timely made; and

                                (M) The execution and delivery of this Agreement
                  and the consummation of the transactions contemplated hereby will not (1) require the Company to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or (2) create or give rise to any additional vested rights or service credits under any Plan, Benefit Program, or Agreement.

                           (iv) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, the Company is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                           (v) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no payments have or are expected to be made under the Plans, Benefit Programs and Agreements which, in the aggregate, would result in all or part of such payments not being deductible by the payor under sections 280G and or 162(m) of the Code.

                           (vi) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, the Company is not a party to or is bound by any severance agreement involving $50,000 or more.

                           (vii) Each Plan which is an "employee welfare benefit plan", as such term is defined in section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (viii) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no Plan, Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of section 601 through 608 of ERISA and section 4980B of the Code.

                           (ix) As to each Plan described on Schedule 3.1(q) of the Company Disclosure Schedule which is a multiemployer plan within the meaning of section 3(37) of ERISA, Schedule 3.1(i) of the Company Disclosure Schedule accurately describes the dollar amount of withdrawal liability which would be owed by the Company to such Plan if the Company ceased contributing to such Plan immediately after consummation of the transaction contemplated by this Agreement.

                           (x) Except as otherwise set forth in Schedule 3.1(q) of the Company Disclosure Schedule, no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of the Company or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of the Company or a Commonly Controlled Entity.

                  (r) Schedule 3.1(r) of the Company Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company. Except as otherwise set forth in
Schedule 3.1(r) of the Company Disclosure Schedule, the Company has not at any time on or after January 1, 1995 had or, to the knowledge of Company, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a material adverse effect on the Company.

                  (s) Labor Matters. Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule or in the Company SEC Documents:

                           (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                           (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (v) The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

                           (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Articles of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable Law that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse

         Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (t) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. All of the Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, have not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Intangible Property which forfeiture, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or
(iii) above. To the knowledge of the Company, the use of the Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not had and could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (u)      Environmental Matters.

                  For purposes of this Agreement:

                           (A) "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders, decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

                           (B) "Hazardous Materials" means (x) any radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates (for purposes of this Section 3.1(t)).

                           (C) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

                           (D) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (x) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (z) bring the applicable party into compliance with any Environmental Law.

                  Except as disclosed in the Company SEC Documents or on
         Schedule 3.1(u) of the Company Disclosure Schedule:

                           (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of each Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (ii) The Company and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or petroleum or petroleum products or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which, individually or in the aggregate, has not had and could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (iv) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with any existing Release of any Hazardous Material or petroleum or petroleum products into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

                           (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

                           (vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding), individually or in the aggregate, has had or could reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

                  (v) Insurance. Schedule 3.1(v) of the Company Disclosure Schedule sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance).

                  (w) Vote. Pursuant to Section 4.2, the Company will seek, at the Shareholders' Meeting, the approval of (i) the Share Issuance by the affirmative vote of a majority of the total votes cast by the holders of Common Stock present at the Shareholders' Meeting and entitled to vote thereon, and
(ii) the Articles of Amendment by the affirmative vote of the holders of the greater of (A) a majority of the issued and outstanding shares of Common Stock entitled to vote thereon or (B) two-thirds of the shares of Common Stock present at the Shareholders' Meeting in person or by proxy and entitled to vote thereon. There are no approvals required of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby other than as set forth in the preceding sentence.

                  (x) Amendment to Rights Agreement. The Board has taken, or will take, all necessary action to amend the Rights Agreement, dated as of September 13, 1994, as amended (the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent, so that none of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement or (ii) the distribution of Rights Certificates (as defined in the Rights Agreement).

                  (y) Texas Business Combination Law. The Board has approved the acquisition of the Shares by Purchaser prior to Purchaser's "share acquisition date" (as defined in Article 13.02 of the Texas Business Corporation Act) in accordance with the provisions of Article 13.03(A)(1) of the Texas Business Corporation Act.

                  (z) No Brokers or Finders. Except as set forth on Schedule 3.1(z), no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions that have been disclosed to Purchaser and as to which the Company shall have full responsibility.

                  (aa) Oil and Gas Operations. In those instances in which the Company serves as operator of a well that is currently a producing well or undergoing drilling operations, it has drilled and completed (if applicable) such well, and operated and produced such well, in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable Laws, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company. All proceeds from the sale of oil, gas and other hydrocarbons produced by the Company are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $2,000,000 and held in suspense in the ordinary course of business).

                  (bb) Marketing of Production. Except for Contracts listed in the Company SEC Documents or on Schedule 3.1(l) of the Company Disclosure Schedule (with respect to all of which Contracts the Company represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed in accordance with the terms of the relevant Contract), there exist no Material Contracts for the sale of production from the leasehold and other interests in oil gas and other mineral properties owned by the Company or its Subsidiaries (collectively, the "Oil and Gas Properties") other than (i) Contracts pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located, and (ii) Contracts that are cancelable on 60 days notice or less without penalty or detriment.

                  (cc) Prepayments. Neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of its properties at some future time without then or thereafter being entitled to received payment of the contract price therefor, except where any such arrangement would not have a Material Adverse Effect.

                  (dd) Gas Imbalances. Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has (i) any obligation to deliver gas from the Oil and Gas Properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled nor (ii) any right to receive deliveries of gas from the Oil and Gas Properties (or cash in lieu there) from other owners of interests in those properties as a result of past production by the company, any Subsidiary or any of their predecessors of less than the share to which they were entitled; in either case where any such gas imbalance would have a Material Adverse Effect.

                  (ee) Customers and Suppliers. None of the current customers or suppliers of the Company has refused, or communicated in writing to the Chief Executive Officer of the Company that it will or may refuse, to purchase or supply products or services from or to the Company or has communicated in writing that it will or may substantially reduce the amount of production, goods or services that it is willing to purchase from or supply to the Company where any such refusal or reduction would have a Material Adverse Effect.

                  (ff) Reserve Report. The Company acknowledges and agrees that Purchaser has been provided with a copy of the Reserve Report. The Company's and each Subsidiary's ownership of the Oil and Gas Properties described in the Reserve Report entitle the respective owner to receive a percentage of the oil, gas and other hydrocarbons produced from each well or unit equal to not less than the percentage set forth in the Reserve Report as the "Net Revenue Interest" for such well or unit and cause the respective owner to be obligated to bear a percentage of the cost of operation of such well or unit not greater than the percentage set forth in the Reserve Report as the "Working Interest" for such well or unit, and to the extent such percentages of production which the respective owner is entitled to receive, and shares of expenses which the respective owner is obligate to bear, may change after the date of such report, such changes were properly reflected (based on reasonable assumptions) in preparing such report. The underlying historical information used for preparation of the Reserve Report was, at the time of delivery, true and correct in all material respects.

                  (gg) Nonconsent Operations. Except as set forth in Schedule 3.1(gg) of the Company Disclosure Schedule, there are no operations on the Oil and Gas Properties in which the Company's or any Subsidiary's commitment would have exceeded $5,000,000, being conducted as of January 1, 1998, or any time thereafter, in which the Company or any subsidiary has elected not to participate.

                  Section 3.2   Representations and Warranties of Purchaser.

                  (a) Organization, Standing and Power. Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Purchaser represents and warrants to the Company that, assuming the accuracy of the representations and warranties of the Company in Section 3.1(d) hereof, (i) the purchase of the Shares to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity;
(ii) the purchase of the Shares to be purchased by it does not conflict with or violate (A) its certificate of incorporation or bylaws or (B) any law applicable to it in a manner that could materially hinder or impair the completion of any of the transactions contemplated hereby; and (iii) the purchase of Shares to be purchased by it does not impose any penalty or other onerous condition on Purchaser that could materially hinder or impact the completion of any of the transactions contemplated hereby.

                  (c) Litigation. As of the time of the execution of this Agreement, there is no claim, action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Purchaser, threatened against it relating to any of the transactions contemplated by this Agreement or any other Transaction Document.

                  (d) Investment Intent. Purchaser represents and warrants to the Company that the Shares to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be in violation of the securities Laws of the United States of America or any state or any foreign country or jurisdiction.

                  (e) Transfer Restrictions. If Purchaser should decide to dispose of any of the Shares to be purchased by it, Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Shares provide to the Company an opinion of counsel which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any State or foreign securities Laws. Purchaser agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares:

                           THE SHARES OF COMMON STOCK (THE "SHARES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SHARES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

         The legend set forth above may be removed if and when the Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to the Company. The share certificates shall also bear any additional legends required by applicable federal, state or foreign securities Laws, which legends may be removed when, in the opinion of counsel to the Company, the same are no longer required under the applicable requirements of such securities Laws. Purchaser agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, Purchaser will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares.

                  (f) Purchaser Status. Purchaser represents and warrants to, and covenants and agrees with the Company that (i) at the time it was offered the Shares, it was, (ii) at the date hereof, it is, and (iii) at each Closing Date, it will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the Company and an investment in the Shares, and is able to bear the economic risk of such investment.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Furnishing of Information. As long as Purchaser owns Shares representing at least 5% of the aggregate number of shares of Common Stock then outstanding, from and after the Closing Date the Company will promptly furnish to Purchaser all reports filed by it pursuant to Section 13(a) or 15(d) of the Exchange Act (or if the Company is not at the time required to file reports pursuant to said Section 13(a) or 15(d), annual and quarterly reports comparable to those required by Sections 13(a) or 15(d) of the Exchange Act).

         Section 4.2 Shareholder Approval; Proxy Statement. The Company shall take all actions necessary in accordance with the Articles of Incorporation, the Bylaws, the rules of Nasdaq and other applicable Law to call a meeting of its shareholders (the "Shareholders' Meeting") to be held as promptly as practicable after the date hereof for the purpose of approving the Share Issuance and the Articles of Amendment. The Company and Purchaser shall consult with each other in connection with Shareholders' Meeting. The Company shall cause the Board (a) to recommend to the Company's shareholders approval of the Share Issuance and the Articles of Amendment, (b) not to withdraw, modify or change such recommendation and (c) to continue to recommend to the shareholders of the Company the approval and the adoption of such matters. The record date for the Shareholders' Meeting shall not be on or prior to the First Closing Date. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the approval and adoption by the Company's shareholders of the Share Issuance and the Articles of Amendment. As promptly as practicable after the clearance of the Proxy Statement by the SEC but subject to the fourth sentence of this Section 4.2, the Company shall mail the Proxy Statement to its shareholders of record at least 20 calendar days prior to the Shareholders' Meeting and shall use its reasonable best efforts to solicit and obtain the affirmative vote of the requisite percentage of the shareholders of the Company with respect to approval of the Share Issuance and the Articles of Amendment.

         Section 4.3 Nasdaq Listing. The Company shall submit a listing application with Nasdaq with respect to the Shares within five business days after the date hereof and Purchaser shall be entitled to review and comment on such listing application and the submission of any other materials to Nasdaq in connection with the listing of the Shares. The Company shall use its reasonable best efforts to cause the Shares to be approved for listing on Nasdaq, subject to official notice of issuance.

         Section 4.4 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Second Closing or the termination of this Agreement, except as set forth on Schedule 4.4 to the Company Disclosure Schedule, and unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, the Company will and will cause each of its Subsidiaries to:

                  (a) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement or as provided in or contemplated by the Company Disclosure Schedule;

                  (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

                  (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use commercially reasonable efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

                  (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                  (e) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction (as hereinafter defined). For purposes of this Agreement, "Alternative Transaction" shall mean any sale or lease of a material portion of the Company's assets, merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a material interest in any voting stock, interests or other securities of, or a material portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         Section 4.5 Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser or as set forth on Schedule 4.5 to the Company Disclosure Schedule, from the date of this Agreement until earlier of the Second Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

                  (a) acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                  (b) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its Subsidiaries, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

                  (c) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer relating to, or that could reasonably be expected to lead to, any Alternative Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's Subsidiaries to take any such action, and the Company shall immediately notify Purchaser of all relevant terms of any such inquiries or proposals received by the Company or any of its Subsidiaries or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any proposed Alternative Transaction and if such inquiry or proposal is in writing, the Company shall immediately deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (c) shall prohibit the Board from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Transaction;

                  (d) release any third party from its obligations under any existing standstill agreement or arrangement relating to an Alternative Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its Subsidiaries;

                  (e) adopt or propose to adopt any amendments to its Articles of Incorporation or Bylaws; reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary; or make any other material changes in its capital structure;

                  (f) (i) change any of its significant accounting policies or
(ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, Litigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal or other income Tax purposes from those employed in the preparation of the federal or other income Tax Returns or other Tax Returns for the taxable year ending December 31, 1997, except, in the case of either clause (i) or clause (ii), as may be required by Law or GAAP;

                  (g) other than borrowings in the ordinary course under the Credit Facility, incur any Debt, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, which would exceed $5,000,000;

                  (h) make any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Company and its Subsidiaries with respect to cash management conducted in the ordinary and usual course of the Company's business;

                  (i) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's business;

                  (j) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock or other securities other than as contemplated herein or pursuant to awards issued and outstanding as of the date hereof under the Stock Plans or purchase or otherwise acquire any of its capital stock, employee or director stock options, warrants or other equity securities or debt securities;

                  (k) enter into, adopt, or (except as may be required by law) amend or terminate any collective bargaining agreement or any Benefit Plan; approve or implement any employment severance arrangements (other than payments made under the Company's severance policy in accordance with past practice) or retain or discharge any officers and executive management personnel; authorize or enter into any employment, severance, consulting services or other agreement with any officers and executive management personnel; or change the compensation or benefits provided to any director, officer, or employee as of August 1, 1998;

                  (l) materially amend, terminate, or fail to use all commercially reasonable efforts to renew any Material Contract (provided that the Company or its Subsidiaries shall not be required to renew any Material Contract on terms that are less favorable to the Company or its Subsidiaries), or default in any material respect (or take or omit to take any action that, with or without the giving of notice of passage of time, would constitute a material default) under any Material Contract; or

                  (m) agree in writing or otherwise to do any of the foregoing.

         Section 4.6 Approvals. The Company and Purchaser each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals that may be necessary or which may be reasonably requested by the Company or Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

         Section 4.7 Shareholder Agreement, Financial Advisory Agreement and Monitoring Agreement. On or before the First Closing Date, the Company and Purchaser shall enter into the Shareholder Agreement, the Financial Advisory Agreement and the Monitoring Agreement.

         Section 4.8 HSR Act Notification. To the extent it is determined that the HSR Act will be applicable to the acquisition of the Shares by Purchaser, each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement and in no event later than ten Business Days after the date of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the

Transaction, in each case so that the waiting period applicable to this Agreement and the Transaction contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

         Section 4.9       Indemnification of Directors; Insurance.

                  (a) At or prior to the First Closing, the Company shall enter into indemnification agreements with each of its directors substantially in the form of Exhibit E hereto with such changes thereto as may be agreed upon by Purchaser and the Company (each an "Indemnification Agreement"). In addition, at or prior to the Second Closing the Company shall enter into Indemnification Agreements with each of the Purchaser Designees.

                  (b) At or prior to the First Closing Date, the Company shall obtain directors' and officers' liability insurance policies providing an aggregate of $25,000,000 in additional coverage to the coverage provided by the Company's current directors' and officers' insurance policy (the "Additional D&O Policies"). The Company shall use all commercially reasonable efforts to ensure that the Additional D&O Policies shall, in addition to customary coverage, provide coverage for any claims arising out of or relating to the activities of any of the Company's directors and the Purchaser Designees in connection with the transactions contemplated by this Agreement and shall provide coverage for Purchaser and any of its Affiliates with respect to any claims brought against Purchaser or any of its Affiliates arising out of or relating to any act or omission of any director of the Company in his or her capacity as a director of the Company.

                  (c) The Company shall, from and after the date of this Agreement and for four years from the First Closing Date, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies no less favorable in terms and amounts of coverage so long as substitution does not result in gaps of lapses in coverage) with respect to matters occurring on or prior to the First Closing Date; provided, however, that in no event shall the Company be required to expend pursuant to this Section more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Company shall purchase as much coverage as possible for such amount, and in any event the Company shall provide the Covered Parties with the same terms and amounts of coverage as the Company provides to those persons who are directors and officers of the Company at the time such policies terminate.

                  (d) The Company shall amend its existing insurance coverage under the Company's current policies of directors' and officers' liability insurance, or obtain comparable replacement policies on terms no less favorable in terms of coverage and amounts than those in effect on the date hereof, so that Purchaser's purchase of the Shares pursuant to this Agreement shall not constitute a "change of control" of the Company or otherwise cause any director of the Company or any of persons who become directors of the Company on or after the First Closing Date to be excluded from the coverage provided by such insurance policies.

                  (e) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 4.9. The rights of the Covered Parties under this Section shall be in addition to, and not in lieu of, any rights to indemnity that such persons may have under the Articles of Incorporation of the Company or any other provisions herein or in other agreements.

         Section 4.10 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in any Transaction Document to be untrue or inaccurate at any time from the date of this Agreement to either Closing Date and (b) any failure of the Company or Purchaser to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document.

         Section 4.11 Board of Directors. As of the date of this Agreement the Board is comprised of the individuals listed on Schedule 4.11 to the Company Disclosure Schedule. The Company shall take, or cause to be taken, such action as may be necessary or advisable, including increasing the size of the Board by one member, to ensure that simultaneously with the Second Closing the Board shall consist of nine individuals, including (a) two individuals designated by Purchaser (the "Purchaser Designees"), and (b) the individuals listed in
Schedule 4.11 of the Company Disclosure Schedule less one director whose resignation shall be agreed upon by Purchaser and the Company. The Company shall take, or cause to be taken, such action as may be necessary or advisable to ensure that simultaneously with the Second Closing each of the audit and compensation committees and the executive committee, if any, of the Board shall include one or more of the Purchaser Designees.


                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         Section 5.1 Conditions Precedent to Each Party's Obligation. The respective obligations of Purchaser and the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to each Closing Date of the following conditions:

                  (a) Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, including the expiration or termination of any applicable waiting period under the HSR Act.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         Section 5.2 Conditions Precedent to Obligation of Purchaser at the First Closing. The obligation of Purchaser to effect the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Purchaser:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date, and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (b) Performance of Obligations. The Company shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it or them under this Agreement prior to the First Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (c) Consents Under Agreements. Purchaser shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Material Contract (including evidence of the payment or any required payment) and whose consent or approval shall be required in order to permit the consummation of each of the transactions contemplated by this Agreement or to prevent a breach of such Contract or the creation of a right to terminate such Contract, and such consent or approval shall be in form and substance reasonably satisfactory to Purchaser.

                  (d) Legal Opinion. Purchaser shall have received from Fulbright & Jaworski L.L.P., corporate counsel to the Company, and its Subsidiaries, an opinion dated the First Closing Date, in substantially the form attached as Exhibit B hereto, which opinion, if requested by Purchaser, shall expressly provide that they may be relied upon by Purchaser's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                  (e) Nasdaq Listing. The Initial Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to
Section 6.2(b) shall have been delivered.

         Section 5.3 Conditions Precedent to Obligations of Company at the First Closing. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Purchaser contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date, and the Company shall have received a certificate to the foregoing effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the First Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (c) Nasdaq Listing. The Initial Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Purchaser pursuant to
Section 6.2(a) shall have been delivered.

         Section 5.4 Conditions Precedent to Obligation of Purchaser at the Second Closing. The obligation of Purchaser to effect the transaction contemplated by this Agreement to be consummated at the Second Closing is subject to the following conditions when waived, in whole or in part, by
Purchaser:

                  (a) Shareholder Approval. The shareholders of the Company shall have approved the Share Issuance and the Articles of Amendment by the requisite votes at the Shareholders' Meeting.

                  (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date, and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (c) Performance of Obligations. The Company shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it or them under this Agreement prior to the Second Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of the Company and its Subsidiaries by the chief executive officer or by the chief financial officer of the Company.

                  (d) Nasdaq Listing. All of the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (e) Legal Opinion. Purchaser shall have received from Fulbright & Jaworski, L.L.P. corporate counsel to the Company and its Subsidiaries, an opinion dated the Second Closing Date, in substantially the form attached as Exhibit B hereto, which opinion, if requested by Purchaser, shall expressly provide that they may be relied upon by Purchaser's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                  (f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to
Section 6.3(b) shall have been delivered.

         Section 5.5 Conditions Precedent to Obligations of Company at the Second Closing. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company.

                  (a) Shareholder Approval. The shareholders of the Company shall have approved Share Issuance and the Articles of Amendment by the requisite votes at the Shareholders' Meeting.

                  (b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Purchaser contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date, and the Company shall have received a certificate to the foregoing effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (c) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Second Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Purchaser by the chief executive officer or by the chief financial officer of Purchaser.

                  (d) Nasdaq Listing. All of the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  (e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Purchaser pursuant to
Section 6.3(a) shall have been delivered.


                                   ARTICLE VI

                                    CLOSINGS

         Section 6.1 Closings. Subject to the satisfaction or waiver of the conditions set forth in Article V, the purchase and sale of the Shares to be purchased by Purchaser hereunder will take place at two closings (the "Closings"). The closing of the purchase and sale of the Initial Shares pursuant to Section 2.1(a)(i) (the "First Closing"), if any, and the closing of the purchase and sale of the Remaining Shares pursuant to Section 2.1(a)(ii) (the "Second Closing") shall occur (a) at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, at 10:00 a.m., local time, on the thirteenth Business Day following the satisfaction or waiver (subject to applicable Law) of each of the conditions to the obligations of the parties to effect the transactions to occur at each such Closing as set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.5, respectively, or (b) at such other location and time as may be mutually agreed upon by the parties hereto. The failure of the First Closing to occur because all of the conditions to the parties' obligations to effect the First Closing have not been satisfied or waived shall not prevent the Second Closing from occurring. The date on which the First Closing is required to take place is herein referred to as the "First Closing Date" and the date on which the Second Closing is required to take place is herein referred to as the "Second Closing Date." All closing transactions at the First Closing shall be deemed to have occurred simultaneously, and all closing transactions at the Second Closing shall be deemed to have occurred simultaneously.

         Section 6.2       Actions to Occur at the First Closing.

                  (a) At the First Closing, Purchaser shall deliver to the Company the following:

                           (i) Purchase Price. The Purchase Price for the Initial Shares in accordance with Article II hereof;

                           (ii) Shareholder Agreement. Counterparts of the Shareholder Agreement executed by Purchaser;

                           (iii) Monitoring Agreement. Counterparts of the Monitoring Agreement executed by Hicks, Muse & Co. Partners, L.P. ("HMCo"); and

                           (iv) Certificates. The certificates described in Sections 5.3(a) and 5.3(b).

                  (b) At the First Closing, the Company shall deliver to Purchaser (or to its designee as indicated otherwise) the following:

                           (i) Share Certificates. Certificates representing the Initial Shares;

                           (ii) Shareholder Agreement. Counterparts of the Shareholder Agreement executed by the Company;

                           (iii) Monitoring Agreement. Counterparts of the Monitoring Agreement executed by the Company;

                           (iv) Purchaser's Expenses. An amount equal to Purchaser's Expenses incurred through the First Closing Date in connection with the transactions contemplated hereby as provided in
         Section 9.5 by wire transfer of immediately available funds to an account of Purchaser (which amount and account number shall have been furnished to the Company at least two Business Days prior to the Closing Date);

                           (v) Certificates. The certificates described in Sections 5.2(a) and 5.2(b);

                           (vi) Consents Under Agreements. The original of each consent or approval, if any, pursuant to Section 5.2(c); and

                           (vii) Legal Opinion. The opinion of counsel referred to in Section 5.2(d).

         Section 6.3       Actions to Occur at the Second Closing.

                  (a) At the Second Closing, Purchaser shall deliver to the Company the following:

                           (i) Purchase Price. An amount equal to the Purchase Price for the Remaining Shares in accordance with Article II hereof; and

                           (ii) Certificates. The certificates described in Sections 5.5(b) and 5.5(c).

                  (b) At the Second Closing, the Company shall deliver to Purchaser (or to its designee as indicated otherwise) the following:

                           (i) Share Certificates. Certificates representing the Remaining Shares;

                           (ii) Purchaser's Expenses. An amount equal to Purchaser's Expenses incurred in connection with the transactions contemplated hereby between the First Closing Date and the Second Closing Date as provided in Section 8.5 by wire transfer of immediately available funds to an account of Purchaser (which amount of such costs and expenses and account number shall have been furnished to the Company at least two Business Days prior to the Closing Date);

                           (iii) Certificates. The certificates described in Sections 5.4(b) and 5.4(c); and

                           (iv) Legal Opinion. The opinion of counsel referred to in Section 5.4(e).


                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated prior to either Closing:

                  (a)      by mutual consent of Purchaser and the Company;

                  (b)      by either Purchaser or the Company:

                           (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b) or Section 5.3(a) or 5.3(b) with respect to the First Closing, or Section 5.4(b) or 5.4(c) or Section 5.5(b) or 5.5(c), with respect to the Second Closing, as applicable, and (B) cannot be or has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach (it is acknowledged and agreed that there shall not be a Cure Period for breaches of the covenants set forth in the third sentence of Section 4.2 or in Section 4.5(c));

                           (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Purchaser and the Company shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                           (iii) if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders, or at any adjournment thereof; or

                           (iv) if the Closing shall not have occurred by the later of (A) the first anniversary of the date hereof, and (B) the date to which the Closing Date is extended pursuant to Section 6.1; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company, with the consent of Purchaser, or in the case of a default by Purchaser, with the consent of the Company.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 7.2, Section 4.9, Article VIII and Article IX, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Section 9.5, in the event of a termination of this Agreement by either the Company or Purchaser as provided above, there shall be no liability on the part of the Company or Purchaser, except for liability arising out of a breach of, or misrepresentation under, this Agreement.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification of Purchaser. Subject to the provisions of this
Article VIII, the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

         8.2 Indemnification of Company. Subject to the provisions of this
Article VIII, Purchaser agrees to indemnify and hold harmless the Company from and against any and all Company Indemnified Costs.

         8.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 8.3 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of one counsel (provided that if any such third-party action is brought in a jurisdiction other than Texas, the Indemnifying Party shall also pay the attorney's fees of one local counsel) to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) counsel to the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel), or (v) the third-party action is a proceeding brought by a shareholder of the Company (in such shareholder's name or derivatively on behalf of the Company) in respect of the transacations contemplated by this Agreement;

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                  (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         8.5 Tax Related Adjustments. The Company and Purchaser agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnified Costs is determined to be taxable income rather than adjustment to Purchase Price and counsel to the Indemnified Party shall have advised the Indemnified Party and the Indemnifying Counsel in writing thereof, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 8.5), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Survival of Provisions. The representations, warranties and covenants (including the indemnification obligations) of the Company and Purchaser made herein or in any other Transaction Document shall remain operative and in full force and effect pursuant to their terms regardless of (a) any investigation made by or on behalf of Purchaser or the Company, as the case may be, or (b) acceptance of any of the Shares and payment by Purchaser therefor.

         Section 9.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company or a Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Purchaser at law or in equity. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and Purchaser or its permitted assigns, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

         Section 9.3 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Purchaser shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement or any other Transaction Document specifically, the Company hereby waive the defense that there is an adequate remedy at law.

         Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         Section 9.5  Fees and Expenses.

                  (a) At each Closing pursuant to Sections 6.2(b)(iv) and 6.3(b)(ii), the Company shall pay to Purchaser an amount equal to the Purchaser's Expenses incurred through the applicable Closing Date in connection with the transactions contemplated by this Agreement.

                  (b) Concurrently with a termination of this Agreement pursuant to Section 7.1(b)(ii), (iii) or (iv) by the Purchaser or the Company (and as a condition to any such termination by the Company), the Company shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the Purchaser's Expenses.

                  (c) If this Agreement is terminated pursuant to Section 7.1(b)(iii) by the Purchaser or the Company, and within one year of such termination definitive documentation with respect to an Alternative Transaction has been entered into or 50% or more of the outstanding Common Stock has been acquired pursuant to a tender or exchange offer in connection with an Alternative Transaction, then the Company shall pay $3,000,000 to Purchaser in immediately available funds within three Business Days after the occurrence of such event.

                  (d) Pursuant to the terms of the Financial Advisory Agreement, the Company is paying to HMCo a transaction fee of $1,250,000 by wire transfer of immediately available funds concurrently with the execution of this Agreement. At the First Closing, the Company shall pay to HMCo a transaction fee in the amount of $1,250,000 by wire transfer of immediately available funds. If the shareholders of the Company shall have approved the Share Issuance and the Articles of Amendment on or before December 31, 1998, the Company shall pay HMCo a transaction fee in the amount of $7,500,000 ($8,750,000 if the First Closing shall not have occurred) by wire transfer of immediately available funds on the Second Closing Date. If the shareholders of the Company shall not have approved the Share Issuance and the Articles of Amendment on or before December 31, 1998, the Company shall pay HMCo a transaction fee of $7,500,000 ($8,750,000 if the First Closing shall not have occurred) in immediately available funds on December 31, 1998; provided however, that the Company may elect to pay such transaction fee by delivering to HMCo the amount of $2,500,000 ($3,750,000 if the First Closing shall not have occurred) in cash by wire transfer of immediately available funds and by issuing to HMCo 1,000,000 shares of Common Stock; provided that such shares shall have been approved for listing on Nasdaq and that all other Approvals with respect to the issuance of such shares shall have been received.

Except as otherwise expressly provided in this Agreement or as provided by Law, all reasonable costs and expenses (including legal fees and expenses) incurred by Purchaser in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents shall be borne solely and entirely by the Company in addition to its own such costs and expenses.

         Section 9.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth in Section 4.9 (which is expressly intended for the benefit of the Covered Parties and shall be enforceable by any of the Covered Parties or any of their respective heirs and representatives) and Article VIII which is intended for the benefit of all Indemnified Parties, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Purchaser, to:

                           HM 4 Coho, L.P.
                           c/o Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court, Suite 1600
                           Dallas, Texas  75201
                           Attention:  Lawrence D. Stuart, Jr.
                           Facsimile:  (214) 740-7313
                           with a copy to:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attention:  Michael D. Wortley
                           Facsimile: (214) 999-7732

                  (b)      If to the Company, to:

                           Coho Energy, Inc.
                           14785 Preston Road, Suite 860
                           Dallas, Texas  75240
                           Attention:  President
                           Facsimile:  (972) 991-2257

                           with a copy to:

                           Fulbright & Jaworski L.L.P.
                           2200 Ross Avenue, Suite 2800
                           Dallas, Texas  75201
                           Attention:  Harva Dockery
                           Facsimile:  (214) 855-8200

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         Section 9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.9 Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         Section 9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT
GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         Section 9.11 Public Announcements. The Company, on the one hand, and Purchaser, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise; provided, however, that upon notice to the Company, (a) Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof and (b) nothing in this Agreement shall limit Purchaser's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Purchaser without the consent of the Company. The Company shall execute an acknowledgment of such collateral assignments in such forms as Purchaser's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company that any such collateral assignment has been foreclosed upon, the Company shall be entitled to deal exclusively with Purchaser as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Purchaser's assigns. Any attempted assignment in violation of this Section shall be null and void.

         Section 9.13 Director and Officer Liability. The directors, officers, and stockholders of Purchaser and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company may assert) other than as an assignee of this Agreement.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                         COHO ENERGY, INC.



                                         By: /s/ Jeffrey Clarke
                                            -----------------------------
                                         Name: Jeffrey Clarke
                                               --------------------------
                                         Title: Chief Executive Officer
                                                -------------------------

                                         HM 4 COHO, L.P.

                                         By:  Hicks, Muse Fund IV LLC,
                                              its general partner


                                         By: /s/ Daniel S. Dross
                                             ----------------------------
                                         Name: Daniel S. Dross
                                               --------------------------
                                         Title: Senior Vice President
                                                -------------------------


                   [Signature Page - Stock Purchase Agreement]